Exhibit 99.1

RigNet, Inc. 1880 S. Dairy Ashford Suite 300 Houston, TX 77077 www.rig.net

March 5, 2012

PRIVATE AND CONFIDENTIAL

IHS-Petrodata, Inc.

3200 Wilcrest Dr., Suite 170

Houston, Texas 77042

Re: Consent to Use of Data

Dear Sir or Madam:

RigNet, Inc. (“RigNet”) requests your consent to cite, in its annual report on Form 10-K and any amendments thereto, certain data contained in a RigBase Current Activity data download dated December 30, 2011. Furthermore, we also request to cite IHS-Petrodata, Inc. as the source of such data.

If this is acceptable, please indicate your consent to our use of the data by countersigning this letter. Please email or fax the executed consent to Martin Jimmerson at (281) 674-0101 or marty.jimmerson@rig.net, and return the original executed consent to Martin Jimmerson at 1880 S. Dairy Ashford, Suite 300, Houston, Texas 77077. Please call the undersigned at (281) 674-0118 with any questions you may have. Given the urgency of this request, your prompt attention to this matter is greatly appreciated.

Sincerely, RigNet, Inc.

/s/ Martin Jimmerson
Martin Jimmerson
Chief Financial Officer

CONSENT GRANTED: IHS-Petrodata, Inc.

By:	/s/ Tom Marsh
Name: Tom Marsh Title: Director, IIO Date: March 6, 2012

1880 SOUTH DAIRY ASHFORD, SUITE 300, HOUSTON, TEXAS 77077 PHONE 281.674.0100 FAX 281.674.0101

http://www.rig.net